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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 20, 2002

MacroPore, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-32501	330-827-593
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Top Gun Street
San Diego, California 92121
(Address of Principal Executive Offices)

(858) 458-0900
(Registrant's telephone number, including area code)

(Former Address, if Changed Since Last Report)

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

        On May 8, 2002, the Audit Committee of the Board of Directors of MacroPore, Inc. (the "Company"), following a careful review of recent events involving Arthur Andersen LLP ("Arthur Andersen"), and considering Arthur Andersen's ability to provide future services, advised Arthur Andersen that the Company would be terminating its engagement of Arthur Andersen as its independent accountant upon engaging a replacement independent accountant. The Audit Committee of the Board of Directors of the Company, which is responsible for the selection and replacement of the Company's independent accountant, has begun a review process to determine which of the major global audit firms is most appropriate to serve as the Company's independent accountant. The Audit Committee expects that this process will be completed in the near future. On May 20, 2002, Arthur Andersen notified the Company that it considered that its engagement as the Company's independent accountant had terminated.

        Arthur Andersen's report on the Company's financial statements for the years ended December 31, 2001 and 2000 contained no adverse opinions, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2001 and 2000, and the interim period from January 1, 2002 through May 24, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Arthur Andersen's satisfaction would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its report. No event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K has occurred within the company's fiscal years ending December 31, 2001 and 2000, or the period from January 1, 2002 through May 24, 2002.

        The Company has provided Arthur Andersen with a copy of the disclosures contained herein. Attached to this report as Exhibit 16.1 is a copy of Arthur Andersen's letter, dated May 24, 2002, stating its agreement with such statements.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (c)
  EXHIBITS

Exhibit No.	Description of Document
16.1	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated May 24, 2002 regarding change in independent auditor

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

MACROPORE, INC., a Delaware corporation
Date: May 24, 2002	By:	/s/ CHRISTOPHER J. CALHOUN Christopher J. Calhoun Vice Chairman, Chief Executive Officer, President and Secretary

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SIGNATURES